Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        John J. Haines
Franklin Electric Co., Inc.
260.824.2900

FRANKLIN ELECTRIC ACQUIRES ASSETS OF MIDTRONICS STATIONARY POWER DIVISION

Fort Wayne, IN - July 2, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has completed the acquisition of the Stationary Power Division (SPD) of Midtronics, Inc., an Illinois-based company specializing in the design, engineering, manufacturing and marketing of battery testing and monitoring equipment used in a variety of industries including telecom, data center and electric utilities. SPD will be combined with the existing Grid Solutions business of Franklin Fueling Systems. In its fiscal year 2017, SPD had annual sales of approximately $8 million.

Jay Walsh, President of Franklin Fueling Systems, commented:

“The SPD acquisition advances Franklin Electric’s overall competency in monitoring products and systems. SPD has developed industry leading products to perform point in time and health trend checks on back-up battery banks to ensure they’re effective when needed. When paired with Franklin’s existing Grid Solutions business, the company possesses a comprehensive and powerful suite of products to address the electrical substation monitoring market, as well as the growing data center and mobile telecommunications markets. I am further pleased to welcome the SPD leadership, engineering, sales and marketing teams to the Franklin Fueling Systems family.”

Results of SPD will be reported in the Franklin Electric Fueling Systems segment beginning in the third quarter of 2018. The Company expects this acquisition to be accretive to 2019 earnings per share.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statement